Exhibit 99.1

NEWS RELEASE

For Immediate Release

USA Technologies Contact:	Investor Relations Contact:
George Jensen, Chairman & CEO	Marlon Nurse
Stephen P. Herbert, President & COO	Porter, LeVay & Rose
e-mail: sherbert@usatech.com	Phone: (212) 564-4700
Phone: (800) 633-0340

USA Technologies Announces First $5 Million Quarter, Up 105% Versus Previous Fiscal Year Fourth Quarter

Fiscal 2008 Revenue Up 76% to $16 Million After Four Successive Record Quarters

MALVERN, PA – July 22, 2008 -- USA Technologies (NASDAQ: USAT) today announced unaudited revenue for the fourth fiscal quarter ending June 30, 2008, of approximately $5,014,000 compared with  $2,446,000 for the fourth quarter of fiscal year 2007.

The $5 million quarter represents a revenue increase of approximately 105% year-over-year, and marks USA Technologies’ fourth successive record revenue fiscal quarter. Revenues for fiscal year ended June 30, 2008 total approximately $16,010,000 compared to $9,158,012 for the fiscal year ended June 30, 2007, an increase of 76%.  Revenues for the fourth quarter of fiscal year 2008 are approximately $5,014,000 compared to approximately $2,446,000 for the fourth quarter of fiscal year 2007, an increase of 105%. USA Technologies’ revenues during the month of June 2008 were in excess of $2,300,000, the largest monthly revenues in USA Technologies’ history.

The revenue numbers for fiscal year 2008 are unaudited.  Final audited financial statements will be released later in September 2008 as part of our Form 10-K Annual Report.

“I am delighted to announce that USA Technologies is continuing its pattern of turning in record revenue quarters, and for the first time revenues for a quarter have topped $5 million,” said George R. Jensen, Jr., Chairman and Chief Executive Officer, USA Technologies, Inc. “This is our fourth successive record revenue quarter, and we are expecting business to continue to grow as we enter the new fiscal year,” he said.

During the fourth quarter ended June 30, 2008, the Company processed approximately 3.9 million transactions totaling approximately $10.4 million in value for customers, compared with approximately 1.5 million transactions, totaling approximately $6.7 million during the quarter ended June 30, 2007. This represents an increase of 160% in transaction volume, and 55% in dollars processed.

“We are doing business with many of the biggest brands in the vending industry for both our ePort® and EnergyMiser™ product line, which is rapidly driving up sales and transactions through our USALive network,” said Mr. Jensen. “We are developing exciting new technologies, and introducing new services.  We are growing our portfolio of patents and leadership as a technology innovator.  We have taken steps to streamline and reduce our operating costs. We are expanding our business, nationally and internationally,” he said.

Recent USA Technologies business and operational highlights:

G7 ePort orders exceed 10,000 terminals: The G7 is breaking all records following its launch at the NAMA National Vending Expo. With added features and reduced production costs, the ePort G7 is all-in-one technology that accepts traditional magnetic stripe credit cards and contactless credit cards with tap-and-go technology. The revolutionary G7 ePort operates with MasterCard’s PayPass, American Express’ ExpressPay, Visa’s Contactless, Chase Bank’s Blink, and Discover Network Zip Contactless system.

38,000 terminals connected to USALive® network: Connections for the period ended June 30, 2008 have more than doubled from approximately 15,000 a year ago.

New exclusive ePort agreement: USA Technologies recently closed a three-year ePort agreement with one of the largest soft drink bottlers in America.

First to launch cellular phone vending payment pilot: USA Technologies is working with major cellular phone companies to introduce Near Field Communications (NFC) to vending, giving consumers the ability to make purchases from vending machines with cellular phones.  The first pilot program is underway with Nokia at Gonzaga University in Washington State.

eSuds™ extends reach abroad:  JLA, a leading supplier of commercial laundry equipment in the UK, has begun distribution of eSuds terminals to universities and colleges in England, with the first installation at the University of York.

Three new ePort Connect™ programs: ePort Connect™ Stored Value, Loyalty and Certification Programs launched earlier this year have helped strengthen USA Technologies’ services leadership in the $46 billion vending market.

USA Technologies issued 13th energy patent:  The patent is for the VM2iQ®, a key technology in the EnergyMiser energy conservation product line that targets the nation’s four million refrigerated vending machines.

EnergyMiser Rebate Program grows to nearly 50 utilities: Energy utilities offering EnergyMisers free or with rebates have doubled over the past 12 months to nearly 50, with another four utilities offering turnkey programs.

USA Technologies responding to growing market trends – cost savings, environmental programs, efficiency, speed and convenience.

Customers are installing energy conservation technology products to reduce their energy consumption and costs, but also to help meet their environmental goals.

“Our EnergyMiser technology is being woven into the ‘sustainability’ programs of several major companies, while energy utilities increasingly see our products as a vehicle to reduce demand on the nation’s power grid,” said Mr Jensen.

At the same time, more consumers are using credit cards to purchase from vending machines.  Surveys conducted by the Company have indicated that consumers prefer the convenience of cashless vending, leading in many instances to increased sales.  The ePort is also helping vending machine operators manage and operate their machines more efficiently and effectively.

“The growing cashless market trend is impacting the vending industry’s bottom line, an industry which must raise prices in today’s economy.  Our ePort solution is a proven vehicle that allows vendors to implement this change quickly and easily,” said Mr Jensen.

USA Technologies is growing its reputation as a technology innovator, responding to marketplace trends and customer needs, which positions the company for significant future growth and success.

About USA Technologies:
USA Technologies is a leader in the networking of wireless non-cash transactions, associated financial/network services and energy management. USA Technologies provides networked credit card and other non-cash systems in the vending, commercial laundry, hospitality and digital imaging industries. The Company has agreements with AT&T, Honeywell, Blackboard, MasterCard and others. For further information on USA Technologies, please visit www.usatech.com. To view a Company overview presentation, visit http://www.usatech.com/company_info/dl/USAT_company_overview.pdf

Statement under the Private Securities Litigation Reform Act:
With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to, product acceptance, the ability to continually obtained increased orders of its products, the ability to meet installation goals, economic, competitive, governmental impacts, whether pending patents will be granted or defendable, validity of intellectual property and patents, the ability to license patents, the ability to commercialize developmental products, as well as technological and/or other factors.